Exhibit 99.2

ITEM 2.	PROPERTIES

Our Composites segment operates out of 38 manufacturing facilities. Principal manufacturing facilities for our Composites segment, all of which are owned by us except the Ibaraki, Japan facility, which is leased, include the following:

Chambery, France	Jackson, Tennessee
Anderson, South Carolina	Amarillo, Texas
Gous, Russia	Vado Ligure, Italy
Besana, Italy	Kimchon, Korea
Ibaraki, Japan	Apeldoorn, Netherlands

Our Building Materials segment operates out of 69 manufacturing facilities, primarily in North America. These facilities are summarized below by each of the businesses within our Building Materials segment.

Our Insulation business operates out of 31 manufacturing facilities. Principal manufacturing facilities for our Insulation business, all of which are owned, include the following:

Newark, Ohio	Delmar, New York
Kansas City, Kansas	Tallmadge, Ohio
Waxahachie, Texas	Mexico City, Mexico
Fairburn, Georgia	Guangzhou, Guandong, China
Santa Clara, California	Toronto, Ontario, Canada
Edmonton, Alberta, Canada

Our Roofing business operates out of 31 manufacturing facilities. Principal manufacturing facilities for our Roofing business, all of which are owned by us, include the following:

Irving, Texas	Compton, California
Savannah, Georgia	Medina, Ohio
Summit, Illinois	Kearny, New Jersey
Atlanta, Georgia	Denver, Colorado
Jacksonville, Florida	Portland, Oregon

Our Other businesses, which include our Masonry Products and Construction Services businesses, operates out of 7 manufacturing facilities. Principal manufacturing facilities for our Other businesses, all of which are owned by us except the Chester, South Carolina facility, which is leased, include the following:

Chester, South Carolina	Bray-sur-Seine, France
Napa, California	Forbach, France
Turda, Romania

We believe that these properties are in good condition and well maintained, and are suitable and adequate to carry on our business. The capacity of each plant varies depending upon product mix.

Our principal executive offices are located in the Owens Corning World Headquarters, Toledo, Ohio, a leased facility of approximately 400,000 square feet.

Our research and development activities are primarily conducted at our Science and Technology Center, located on approximately 500 acres of land owned by us outside of Granville, Ohio. It consists of more than 20 structures totaling more than 650,000 square feet. In addition, we have application development and other product and market focused research and development centers in various locations.